Exhibit 10.6

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE ("First Amendment") is made this 4th day of October, 2006 by and between TOMORROW 33 CONVENTION, LIMITED PARTNERSHIP, a Delaware Limited Partnership, as Landlord ("Landlord") and Telco Billing, Inc., A Nevada Corporation, as Tenant ("Tenant"), and YP Corp, formerly YP.NET, Inc. A Nevada Corporation, as Guarantor ("Guarantor").

BACKGROUND FACTS

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement ("Lease"), dated as of September 1st, 2003 (collectively, the "Lease") whereby Tenant is now leasing approximately 3,591 rentable square ("RSF") feet located on the tenth floor, known as Suite 1001/1002 ("Premises") expiring September 30, 2006 within an office building (the "Building") 101 Convention Center Drive, Las Vegas, Nevada 89169.

WHEREAS, Landlord and Tenant have agreed, in each case subject to the terms and conditions set forth in this First Amendment, to extend the Term of the Lease Agreement and for Tenant to renew Suite 1001/1002 in the Building containing approximately 3,591 rentable square feet ("Premises") for a one-year term effective October 1, 2006.

WHEREAS, Guarantor YP.NET, Inc. has changed its name to YP Corp, and due to this name change a new Guaranty is attached dated October 4th, 2006 for signature by an officer of YP Corp as a part of this First Amendment.

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by both parties, Landlord and Tenant agree as follows (with capitalized terms not defined in this First Amendment having the same meaning as set forth for such terms in the Lease Agreement):

1.   Recitals:   The above Background Facts are true and correct and are hereby incorporated by this reference as if set forth in their entirety.

2.   Acknowledgments and Representations:   Landlord and Tenant hereby acknowledge, agree and confirm that (i) the Premises currently consist of 3,591 rentable square feet commonly referred to as Suite 1001/1002 (ii) Landlord and Tenant have each complied with all of the terms and conditions of the Lease Agreement unless provided for otherwise herein and; (iii) Landlord is currently in possession of a Security Deposit of $17,093.16 which shall be reduced to $8,000.00 and Landlord shall deliver a check for the difference of $9,093.16 to Tenant upon Landlord's receipt of a completely executed First Amendment to Lease.

3.   Online Advertising Agreement:   Landlord and Tenant agree that the "Online Advertising Agreement" dated September 3, 2003 between Tenant and Landlord as part of the Lease which expired September 30, 2006 is null and void of no further effect and is not a part of this First Amendment.

4.   Term:   The Term of this First Amendment shall commence on October 1st, 2006 ("Commencement Date"), and shall expire at the close of business on September 30th, 2007.

5.   Rent Commencement Date:   The Rent Commencement Date shall be the same as the Commencement Date, as defined in Section 3 above.

6.   Base Rent:   The rental rate plus applicable sales tax for the renewal Term due on the first of each month, is as follows:

Base Rent	Lease Months	Monthly Base Rent	Annual Base Rent
$26.73	10/1/06 -09/30/07	$8,000.00	$96,000.00

7.   Renewal Option:   Provided Tenant is not in default of any provision of the Lease beyond any applicable cure period at the time of exercise and upon commencement of the Renewal Term, Tenant shall have one option to extend the Term of this Lease (the "Renewal Option") for an additional one-year term (the "Renewal Term") with respect to no less than the entire Premises. Tenant may exercise its Renewal Option by providing Landlord with written notice not less than 270 days prior to the expiration of the Term. It is expressly acknowledged that time is of the essence with regard to Tenant's notice of its intent to exercise its Renewal Option, and if notice is not delivered to Landlord on a timely basis in accordance with the Lease, Tenant's Renewal Option shall be null and void. This Renewal Option shall also terminate and become null and void upon the earlier to occur of the following: (i) any termination of this Lease, (ii) any vacation or abandonment of the Premises by Tenant, in whole or in part, (iii) any assignment of the Lease (to a nonaffiliated entity), or (iv) any subletting, in whole or in part, of the Premises. Should Tenant effectively exercise its Renewal Option, all covenants, agreements, terms, provisions and conditions of the Lease shall apply to the Renewal Term except that the Fixed Rent for the Premises for such Renewal Term shall be the then prevailing Market Rate, as hereinafter defined. "Market Rate" shall be defined as the rate being charged for first class office space reasonably comparable to the Premises in Las Vegas, Nevada as of the date of Tenant's notice as reasonably determined by Landlord.

8.   Operating Expenses:   The operating expense base year is 2004. Tenant shall continue to be fully responsible for all payments identified in the Lease.

9.   Tenant Improvements:   Tenant hereby accepts the Premises in their "as- is" condition, and Landlord shall have no obligation to perform any improvements therein (including, without limitation, demolition of any improvements existing therein or construction of any Tenant finish-or other improvements therein), and shall not be obligated to reimburse Tenant or provide an allowance for any costs related to the demolition or construction of improvements therein.

10.   Parking:   Tenant may use up to ten (10) parking spaces located within the parking garage at a rate of $20.00 per space per month which will be billed to Tenant on the first of each month.

11.   Broker's Commission:   Grubb & Ellis Las Vegas ("Landlord's Agent") has represented the Landlord in this transaction and shall be paid a commission by Landlord in connection with this First Amendment pursuant to a separate agreement. Tenant represents and warrants that there are no claims for brokerage commissions or finder's fees in connection with the execution of this First Amendment and Tenant hereby agrees to indemnify and hold Landlord harmless from all liabilities arising from any such claim, including the cost of legal fees.

12.   Ratification:   Tenant represents and warrants to the Landlord as follows: (i) that the execution and delivery of this First Amendment has been fully authorized by all necessary corporate or partnership action, as the case my be; (ii) that the person signing this First Amendment on behalf of Tenant and Guarantor has the requisite authority to do so and the authority and power to bind the company or partnership, as the case may be, on whose behalf they have signed; and (iii) that this First Amendment is valid, binding and legally enforceable in accordance with its terms.

13.   Conflict:   In the event of any conflict between the terms of this First Amendment and the terms of the Lease, it is expressly agreed that the terms of this First Amendment shall control. Except as modified, amended or supplemented by the provisions of this First Amendment, all of the terms, obligations and conditions of the Lease Agreement are hereby ratified and shall remain in full force and effect.

14.   Prohibited Persons and Transactions:   Tenant represents to Landlord that (i) neither Tenant nor any person or entity that directly owns a 10% or greater equity interest in it nor any of its officers, directors or managing members is a person or entity (each, a "Prohibited Person") with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked persons List) or under Executive Order 13224 (the "Executive Order") signed on September 24, 2001, and entitled "Blocking Property and Prohibiting transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, (ii) that Tenant's activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated there under (as amended from time to time, the "Money Laundering Act"), and (iii) that throughout the term of this Lease, Tenant shall comply with the Executive Order and with the Money Laundering Act.

15.	Tenant's Funds:

(a)
Tenant has taken, and shall continue to take at all time following the execution of the Lease, as required by law to ensure that the funds used to make payments under this Lease are derived (i) from transactions that do not violate U.S. law or, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (ii) from permissible sources under U.S. law or to the extent such funds originate outside the United Sates, under the laws of the jurisdiction in which they originated.

(b)
Tenant (i) is not under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of Anti-Money Laundering Laws; (ii) has not been assessed civil or criminal penalties under any Anti-Money Laundering Laws; (ii) has not been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) has not had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws.

(c)
"Anti-Money Laundering Laws" means those laws, rules, regulations, orders and sanctions, state and federal, criminal and civil, that (a) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (b) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotic dealers or otherwise engaged in activities contrary to the interest of the United States; (c) require identification and documentation of the parties with whom a financial institution conducts business; or (d) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the Executive Order Number 13224 on Terrorism Financing (September 23, 2001), the Patriot Act, the Bank Secrecy Act, Pub.L. No. 91-508, 84 Stet. 1305 (1970), the Trading with the Enemy Act 50 U.S.C. Appx. Section 1 et seq., the International Emergency Economics Powers Act, 50 U.S.C. Section 1701 et seq., and the sanction regulations promulgated pursuant thereto by OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957, as amended.

IN WITNESS WHEREOF, Landlord and Tenant have caused this First Amendment to be executed as of the day and year first above written.

LANDLORD: TOMORROW 33 CONVENTION, LP, A Delaware Limited Partnership

By:	TFMGP 33 LP, Its General Partner, A Delaware Limited Partnership Its sole general partner

By:	TFMGP 33 Corp., Its general partner Its general partner

By:	Cheryl S. Willoughby
Vice President

Signature:	/s/ Cheryl S. Willoughby

Date:	10/10/06

TENANT:	Telco Billing, Inc. A Nevada Corporation

By:	Gary Perschbacher
Title:	Chief Financial Officer

Signature:	/s/ Gary Perschbacher

Date:	10/4/06

GUARANTY

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration for, and as an inducement to Landlord to make the attached First Amendment to Lease Agreement with Tenant dated October 4th, 2006 by and between TOMORROW 33 CONVENTION, LIMITED PARTNERSHIP, a Delaware Limited Partnership, and Telco Billing, Inc., A Nevada Corporation, the undersigned does hereby guarantee to Landlord, without condition or limitations except as hereinafter provided, the payment of Rent and Additional Rent to be paid by the Tenant and the full performance and observance of all the terms, covenants and conditions therein provided to be performed, observed or complied with by Tenant, including the Rules and Regulations as therein provided, without requiring any notice of non-payment, non-performance or non-observance, or proof, or notice, or demand, whereby to charge the undersigned therefor, all of which the undersigned hereby expressly waives and expressly agrees that the validity of this guaranty and the obligations of the guarantor hereunder shall in no way be terminated, affected or impaired by reason of the assertion by Landlord against Tenant of any of the rights or remedies reserved to Landlord pursuant to the provisions of the attached Lease. Landlord may grant extensions of time and other indulgences and may modify, amend or waive any of the terms, covenants or conditions of the attached lease, and discharge or release any party or parties thereto, all without notice to the undersigned and without in any way impairing, releasing or affecting the liability or obligation of the undersigned. Each of the undersigned agrees that Landlord may proceed directly against the undersigned without taking any action under the attached Lease and without exhausting Landlord remedies against Tenant; and no discharge of Tenant in bankruptcy or in any other insolvency proceedings shall in any way or to any extent discharge or release the undersigned from any liability or obligation hereunder. The undersigned further covenants and agrees that this guaranty shall remain and continue in full force and effect as to any renewal, modification or extension of the attached Lease, and that no subletting and no assignment of the within Lease, with or without Landlord's consent thereto, shall release or discharge the undersigned. As a further inducement to Landlord to make the within Lease and in consideration therefor, the undersigned agrees that in any action or proceeding brought by either Landlord or the undersigned against the other on any matter whatsoever arising out of, under, or by virtue of any of the terms, covenants or conditions of the attached Lease or of this guaranty, the undersigned shall pay, in addition to any damages which a court of competent jurisdiction may award, such amount or amounts as the court may determine to be reasonable attorneys' fees incurred by Landlord or its successors or assigns in the enforcement of this guaranty. Landlord and Guarantor waive the right to trial by jury in any action, proceeding or counterclaim involving enforcement of this guaranty or involving the right to any statutory relief or remedy.

All rights under this guaranty shall inure to the benefit of any successors or assigns of Landlord.

This Guaranty relates to that certain First Amendment to Lease Agreement, dated October 4th, 2006, covering Premises located at 101 Convention Center Drive, Suite 1001/1002, Las Vegas, NV 89169.

IN WITNESS WHEREOF, the undersigned has signed this Guaranty as of the 4th of  October, 2006.

YP Corp, A Nevada Corporation.
Guarantor

By:	/s/ Daniel Coury

Daniel Coury, Sr.
Guarantor's Name

President/Chief Executive Officer
Guarantor's Title

4840 E. Jasmine Street, Suite 105
Mesa, Arizona 85205

85-0206668
Employer Identification Number